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                                                                   Exhibit 2(l)


[DECHERT LLP Letterhead]



August 8, 2003


ING Senior Income Fund
7337 E. Doubletree Ranch Road
Scottsdale, Arizona  85258

Re:   ING Senior Income Fund
      Registration Statement on Form N-2 ("Registration Statement") (SEC File No. 811-10223)
      -------------------------------------------------------------

Dear Ladies and Gentlemen:

We have acted as counsel for ING Senior Income Fund (the "Fund"), a business trust formed under the laws of the State of Delaware, in connection with the Registration Statement relating to the proposed Rescission Offer by the Fund with respect to up to 454,994 previously-issued shares of beneficial interest of the Fund (the "Shares"), the offer and sale of which has not previously been registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to the Fund's Registration Statement on Form N-2 to be filed today under the 1933 Act, as amended, and the Investment Company Act of 1940, as amended.

We are familiar with the action taken by the Trustees of the Fund to authorize the issuance of the Shares. We have examined the Fund's records of Trustee action, its Agreement and Declaration of Trust, as amended to date, and its By-Laws. We have examined such other documents as we deem necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, upon issuance thereof and receipt by the Fund of the authorized consideration therefor in an amount not less than the applicable net asset value, were legally issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ DECHERT LLP